EXHIBIT 99.1

Contact:	J. Bryan Baker
800-247-4274

FirstCity Financial Corporation Announces Debt Refinancing;

Expects to Recognize Related Pre-Tax Gain in Excess of $25 Million

Waco, Texas, December 20, 2011……  FirstCity Financial Corporation (NASDAQ: FCFC) today announced that it has refinanced its existing senior credit facility with Bank of Scotland and BoS(USA) (collectively, “Bank of Scotland”). As a result, FirstCity’s debt obligation under its existing credit facility was reduced and divided into two separate loan facilities with Bank of Scotland. In connection with the Company’s debt refinancing, FirstCity also closed on a new credit facility with Bank of America. The significant terms and conditions of these amended and new credit facilities are summarized below.

As a result of this debt refinancing, FirstCity expects to recognize a one-time, non-cash gain in excess of $25 million (or $2.43 per share diluted) during the fourth quarter of 2011. This transaction is also expected to increase the Company’s stockholders’ equity by at least $25 million, net of applicable income taxes, as FirstCity is effectively reducing the carrying amount of debt on its balance sheet.

James T. Sartain, President and CEO of FirstCity, said, “We are very pleased with the results of this refinancing arrangement. We have significantly reduced the future cash outlay in comparison to the repayment terms of our original credit facility, which in turn frees-up more liquidity for investments in addition to increasing shareholder value.”

Bank of Scotland Credit Facilities

FirstCity and Bank of Scotland refinanced the existing Reducing Note Facility Agreement (“Reducing Note Facility”), which had an unpaid principal balance of approximately $173.9 million at closing. As a result, FirstCity’s obligation under the Reducing Note Facility, as amended (“BoS Facility A”), was reduced by the assumption of $25.0 million of debt (defined as “BoS Facility B” and described below) by a newly-formed, wholly-owned subsidiary of FirstCity (FLBG 2 Holding LLC, referred to herein as “FLBG2”), combined with a $53.4 million reduction primarily from proceeds obtained by FirstCity from its new $50.0 million credit facility with Bank of America (defined as “BoA Loan” and described below) and other cash payments.

FirstCity’s remaining $95.5 million debt obligation under BoS Facility A carries a 0.25% interest rate and matures on December 31, 2014. This loan facility allows for repayment over time as cash flows from the underlying pledged assets are realized (along with residual cash flows from the underlying assets securing the BoA Loan after it is repaid), and does not have a scheduled amortization. FirstCity provided an unlimited guaranty for the repayment of this loan facility.

FLBG2’s $25.0 million debt obligation under BoS Facility B does not bear interest and matures on December 31, 2014. Repayment will be derived solely from future cash flows, if any, from FLGB2’s underlying assets securing this loan facility (FirstCity has not received any significant cash flows from these underlying assets and has not allocated any value to these assets for the past two years). FLBG2 has no assets other than the loans pledged to this facility, and has no intent to actively pursue collection of these pledged assets. Furthermore, FLBG2 has no alternative sources of income or liquidity. FirstCity and its other subsidiaries and affiliates are not obligated to provide any additional funds or capital to FLBG2, do not guaranty the repayment of BoS Facility B, and do not intend to contribute any funds to FLBG2 or pay any amounts owed by FLBG2 under BoS Facility B (before or after its maturity).

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Further details about the structure and terms of BoS Facility A and BoS Facility B will be included in a Current Report on Form 8-K that FirstCity will subsequently file with the SEC.

Bank of America Credit Facility

FirstCity and Bank of America closed on a $50.0 million term loan facility (“BoA Loan”) that allows for repayment to Bank of America over time as cash flows from the underlying assets securing this loan facility are realized. FirstCity used the BoA Loan proceeds to reduce the principal balance outstanding under the Reducing Note Facility (as described above). This loan facility carries an interest rate at LIBOR daily floating rate plus 2.75% and matures on December 31, 2014, but may be extended one year (subject to certain terms and conditions).

Further details about the structure and terms of the BoA Loan will be included in a Current Report on Form 8-K that FirstCity will subsequently file with the SEC.

Conference Call

A conference call will be held on Wednesday, December 21, 2011 at 8:00 a.m. Central Time to discuss details of the Bank of Scotland refinancing. Details to access the call and webcast are as follows:

Web Access:	FirstCity’s web page -	www.fcfc.com/invest.htm or,
	CCBN’s Investor websites -	www.streetevents.com and,
www.earnings.com

Dial In Access:	Domestic	800-901-5217
	International	617-786-2964

	Pass code	40417343

Replay available on FirstCity’s web page (www.fcfc.com/invest.htm)

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to distressed asset acquisitions and special situations investments and servicing of distressed assets. FirstCity has offices in the U.S. and affiliate organizations in Europe and Latin America. FirstCity common stock is listed on the NASDAQ Global Select Market (NASDAQ: FCFC).

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release relate to FirstCity’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future and, as such, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s beliefs, assumptions and expectations, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in such forward-looking statements as a result of various factors and risks. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors and risks, including the debt refinancing transaction described in this press release. FirstCity continues to evaluate the accounting and reporting implications of this debt refinancing transaction, which we believe meets the criteria for debt extinguishment accounting under US GAAP. It is currently anticipated that additional analysis regarding the valuation of the amended and new credit facilities and various other factors could change the amount of the net gain that we ultimately recognize. Decisions and valuation assumptions and estimates that impact the ultimate measurement and recordation of this debt refinancing transaction are subject to further review and audit. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the SEC or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.